Exhibit (c)(4)

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L Discussion materials January 25, 2019 Update

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis C O N F I D E N T I A L This presentation was prepared exclusively for the benefit and internal use of the J.P. Morgan client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”) in order to assist the Company in evaluating, on a preliminary basis, the feasibility of a possible transaction or transactions and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan. Neither this presentation nor any of its contents may be disclosed or used for any other purpose without the prior written consent of J.P. Morgan. The information in this presentation is based upon any management forecasts supplied to us and reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. J.P. Morgan’s opinions and estimates constitute J.P. Morgan’s judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock, or business of the Company or any other entity. J.P. Morgan makes no representations as to the actual value which may be received in connection with a transaction nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects. Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan’s policies on data privacy can be found at http://www.jpmorgan.com/pages/privacy. J.P. Morgan’s policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. J.P. Morgan is the marketing name for the Corporate and Investment Banking activities of JPMorgan Chase Bank, N.A., JPMS (member, NYSE), J.P. Morgan PLC authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority and their investment banking affiliates. This presentation does not constitute a commitment by any J.P. Morgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. Copyright 2018 JPMorgan Chase & Co. All rights reserved. U G I

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis C O N F I D E N T I A L Agenda Page 1 Buy-in of APU 1 2 Appendix 9 U G I

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Buy-in of APU C O N F I D E N T I A L UGI / APU relative price performance Last two years Last three months UGI APU UGI peers1 APU peers2 40% 40% 30% 30% 20% 21% 20% 10% 10% 4% 0% 1% 0% 1% (10%) (7%) (10%) (20%) (20%) (22%) (30%) (31%) (30%) (37%) (40%) (40%) (50%) (50%) (60%) (60%) Jan-17 Jun-17 Nov-17 Apr-18 Aug-18 Jan-19 Oct-18 Nov-18 Dec-18 Jan-19 Price performance YTD 4% 20% 1 month (0%) 27% 3 months 1% (22%) 6 months 5% (30%) 1 year 20% (37%) Source: FactSet as of 1/23/19; 1 UGI peers include CNP, MDU, MIC, and NFG; 2 APU peers include FGP and SPH U G I 1

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Buy-in of APU C O N F I D E N T I A L APU / UGI two year exchange ratio analysis APU acquired by UGI exchange ratio analysis 1.200x 1.100x High: 1.086x 1.000x 0.900x 2-year average: 0.857x 0.800x 1-year average: 0.780x 0.700x 6-month average: 0.662x 0.600x Current: 0.546x 0.500x Low: 0.426x 0.400x 0.300x Jan-17 Jun-17 Nov-17 Apr-18 Aug-18 Jan-19 Source: FactSet as of 1/23/19 U G I 2

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Buy-in of APU C O N F I D E N T I A L Illustrative APU analysis at various purchase prices Based on consensus estimates Offer premium Current 5% 10% 15% 20% Implied exchange ratio 0.546x 0.574x 0.601x 0.628x 0.656x UGI share price $55.63 $55.63 $55.63 $55.63 $55.63 Implied APU unit purchase price $30.40 $31.92 $33.44 $34.96 $36.48 Implied LP equity value $2,827 $2,968 $3,109 $3,250 $3,392 Memo: Purchase price based on public ownership¹ $2,104 $2,209 $2,314 $2,419 $2,525 (+) Net debt, pref. stock, and NCI and assumed illustrative GP / IDR value 3,328 3,328 3,328 3,328 3,328 Implied transaction value $6,154 $6,296 $6,437 $6,578 $6,720 Implied transaction value / EBITDA EBITDA metric 2018A EBITDA $606 10.2x 10.4x 10.6x 10.9x 11.1x 2019E EBITDA 629 9.8x 10.0x 10.2x 10.5x 10.7x 2020E EBITDA 633 9.7x 9.9x 10.2x 10.4x 10.6x Implied APU unit price / LP DCF / unit DCF / unit metric 2018A LP DCF / unit $3.71 8.2x 8.6x 9.0x 9.4x 9.8x 2019E LP DCF / unit 3.78 8.0x 8.4x 8.8x 9.2x 9.6x 2020E LP DCF / unit 3.78 8.0x 8.4x 8.8x 9.2x 9.6x Implied APU unit price / EPS EPS metric 2018A EPS $2.35 2 12.9x 13.6x 14.2x 14.9x 15.5x 2019E EPS 2.39 12.7x 13.4x 14.0x 14.6x 15.3x 2020E EPS 2.44 12.5x 13.1x 13.7x 14.3x 15.0x Premium / (discount) to: 30-day VWAP $26.54 15% 20% 26% 32% 37% 60-day VWAP 29.27 4% 9% 14% 19% 25% Source: Equity research consensus projections as of 1/23/19; company filings; Bloomberg; Note: Financials based on 9/30 FYE 1 Public ownership of approximately 74%; 2 Excludes $75mm impairment charge; including impairment results in EPS of $1.54 U G I 3

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis

Buy-in of APU

CONFIDENTIAL

Unlevered IRR calculations

Per UGI management

Assumes illustrative 10% premium to APU public unitholders; all values in $ millions

Normal weather scenario

- EBITDA for 2019 to 2021 is consensus
- EBITDA growth = $10/yr. starting in 2022
  - Maintenance + growth capital ~$109/yr.
  - Acquisition capital = $15/yr. starting in 2022
- Unlevered after-tax IRR = 9.95%
- Unlevered after-tax IRR with tax optimization = 11.21%
- Model changes since materials presented on January 17, 2019 (which reflected 13% pre-tax IRR)
  - Updated stock / unit prices
  - Updated consensus
  - Changed IRR from 10 yrs. to 20 yrs. methodology
  - Reflected impact of tax analysis
  - Updated terminal value multiple
  - Added synergies of $5/yr.

Warm weather scenario

- EBITDA from 2019 to 2021 = $600
- EBITDA growth = $2/yr. starting in 2022
  - Maintenance + growth capital ~$100/yr.
  - Acquisition capital = $15/yr. starting in 2022
- Unlevered after-tax IRR = 7.90%
- Unlevered after-tax IRR with tax optimization = 9.10%

Source: Internal UGI

UGI

4

J.P.Morgan

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Buy-in of APU C O N F I D E N T I A L Illustrative financial impact to UGI Assumes illustrative 10% premium to APU public unitholders, 83% equity and 17% debt consideration; assumes excess cash sits on balance sheet after repaying APU revolver UGI standalone UGI pro forma $2.88 $3.10 $3.21 $2.91 $3.13 $3.27 $2.74 $2.74 EPS ($ / share) FY 2018A FY 2019E FY 2020E FY 2021E FY 2018A FY 2019E FY 2020E FY 2021E Acc / (dil) 0.8% 0.8% 1.6% $6.21 $6.44 $5.44 $5.68 $5.48 $4.64 $4.79 $4.64 CFPS ($ / share) FY 2018A FY 2019E FY 2020E FY 2021E FY 2018A FY 2019E FY 2020E FY 2021E Acc / (dil) 14.5% 14.1% 13.3% Dividend per $1.02 $1.12 $1.19 $1.25 $1.02 $1.12 $1.19 $1.25 share ($ / share) FY 2018A FY 2019E FY 2020E FY 2021E FY 2018A FY 2019E FY 2020E FY 2021E Acc / (dil) 0.0% 0.0% 0.0% 2.7x 2.7x 2.7x 2.6x 2.7x 2.9x 2.6x 2.4x Net debt / LTM EBITDA FY 2018A FY 2019E FY 2020E FY 2021E FY 2018A FY 2019E FY 2020E FY 2021E Source: Company filings; Equity research consensus projections as of 1/23/19 Note: CFPS based on deconsolidated cash flow from operations plus APU distributions paid to UGI U G I 5

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis

Buy-in of APU

CONFIDENTIAL

Illustrative financial impact to UGI

"Balanced allocation" scenario

Assumes illustrative 10% premium to APU public unitholders, 83% equity and 17% debt consideration; **assumes 50% excess cash from transaction is reinvested in growth capex at a 7.5x multiple and 50% is used to repurchase shares after repaying APU revolver**


UGI standalone
UGI pro forma
EPS ($ / share)
2018 – 2021E CAGR: 5.5%
$2.74
$2.88
$3.10
$3.21
FY 2018A
FY 2019E
FY 2020E
FY 2021E
2018 – 2021E CAGR: 6.4%
$2.74
$2.91
$3.14
$3.30
Acc / (dil)
0.8%
1.0%
2.6%
CFPS ($ / share)
2018 – 2021E CAGR: 7.0%
$4.64
$4.79
$5.44
$5.68
2018 – 2021E CAGR: 12.2%
$4.64
$5.48
$6.23
$6.55
Acc / (dil)
14.5%
14.6%
15.2%
Dividend per share ($ / share)
2018 – 2021E CAGR: 7.0%
$1.02
$1.12
$1.19
$1.25
2018 – 2021E CAGR: 7.0%
$1.02
$1.12
$1.19
$1.25
Acc / (dil)
0.0%
0.0%
0.0%
Net debt / LTM EBITDA
2.7x
2.7x
2.7x
2.6x
2.7x
2.9x
2.7x
2.6x

Source: Company filings; Equity research consensus projections as of 1/23/19

Note: CFPS based on deconsolidated cash flow from operations plus APU distributions paid to UGI; Assumes only 50% of reinvestment EBITDA in year one

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Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Buy-in of APU C O N F I D E N T I A L Financial impact to UGI based on various premiums “Balanced allocation” scenario Assumes UGI issues 34.6 million shares to APU unitholders Illustrative premium 0% 5% 10% 15% 20% Implied exchange ratio 0.546x 0.574x 0.601x 0.628x 0.656x Memo: UGI share price $55.63 $55.63 $55.63 $55.63 $55.63 Memo: Implied APU unit purchase price $30.40 $31.92 $33.44 $34.96 $36.48 Consideration mix % equity 91% 87% 83% 80% 76% % debt / cash 9% 13% 17% 20% 24% Transaction funding ($mm) Equity $1,925 $1,925 $1,925 $1,925 $1,925 Debt / cash $179 $284 $389 $494 $600 EPS accretion / (dilution) 2019E 2.3% 1.6% 0.8% 0.0% (0.7%) 2020E 2.4% 1.7% 1.0% 0.3% (0.5%) 2021E 4.1% 3.4% 2.6% 1.9% 1.1% CFPS accretion / (dilution) 2019E 15.4% 15.0% 14.5% 14.1% 13.6% 2020E 15.5% 15.0% 14.6% 14.1% 13.7% 2021E 16.1% 15.7% 15.2% 14.7% 14.2% Net debt / LTM EBITDA 2019E 2.7x 2.8x 2.9x 2.9x 3.0x 2020E 2.5x 2.6x 2.7x 2.7x 2.8x 2021E 2.4x 2.5x 2.6x 2.6x 2.7x Source: Company filings; Equity research consensus projections as of 1/23/19 U G I 7

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Buy-in of APU C O N F I D E N T I A L Summary conclusions UGI’s proposal to the APU Conflicts Committee on a GP / IDR elimination was met with opposition and a disparate view of GP / IDR value Recent price movements have resulted in a reduced relative valuation for APU versus UGI This has increased the viability of a potential APU buy-in as such a deal could be immediately accretive to UGI’s EPS and CFPS based on today’s prices The trend of MLP buy-ins driven by lack of market access / investor appetite for MLP securities has accelerated Prior analysis likely overestimated proportion of historical shortfall / excess attributable to weather; while still meaningful, the impact is dampened using the current case In light of these developments, UGI management recommends pursuing a full MLP buy-in of APU UGI Management requests authority to submit a proposal to the AmeriGas Special Committee for the acquisition, through a wholly owned subsidiary, of all of the common units of AmeriGas Partners, L.P. (“APU”) held by the public at a fixed exchange ratio of up to .5000 UGI shares per APU unit plus a fixed amount of up to $5.63 in cash per APU unit, representing a value of up to $33.44 per APU unit based on UGI’s closing stock price of $55.63 as of January 23, 2019 U G I 8

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis C O N F I D E N T I A L Agenda Page 1 Buy-in of APU 1 2 Appendix 9 Additional buy-in of APU considerations 9 U G I

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis
Appendix | Additional buy-in of APU considerations
CONFIDENTIAL

Illustrative merger timeline

Date	Description	Duration
Proposal / Negotiation	■ Upon authorization by the UGI Board, make merger proposal to Special Committee ■ Negotiate transaction with Special Committee, including merger agreement	■ 60 days
Announcement	■ Announce merger via press release / investor call	
Regulatory Filings	■ Prepare / file S-4 registration statement and NYSE listing agreement re UGI share issuance; proxy statement re AmeriGas unitholder meeting; and related "going private" filings ■ Amend filings per SEC comments, as applicable	■ 75 days
Proxy solicitation	■ Execute on proxy solicitation / communication plan	■ 30 days
AmeriGas unitholder meeting		
Closing		

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Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis

Appendix | Additional buy-in of APU considerations
CONFIDENTIAL

Premiums paid in precedent affiliate MLP buy-in deals

% premium to last close


Average: 11%
Median: 11%
26%
6%
1%
20%
3%
23%
1%
14%
21%
6%
11%
15%
13%
11%
1%
17%
6%
1%
8%
18%

Date	Feb. 2017	Mar. 2017	Apr. 2017	May 2017	Nov. 2017	Jan. 2018	Mar. 2018	May 2018	May 2018	May 2018
Acquirer	ONEOK	VTTI BV	World Point Terminals	Energy Transfer Partners	Delek	Archrock	Tallgrass Energy GP	Enbridge	Enbridge	Williams Companies
Target	ONEOK Partners	VTTI	World Point Terminals	PennTex Midstream Partners	Alon US Partners	Archrock Partners	Tallgrass Energy Partners	Enbridge Energy Partners	Spectra Energy Partners	Williams Partners
% equity	100%	0%	0%	0%	100%	100%	100%	100%	100%	100%
% acq.	61%	51%	26%	34%	18%	57%	65%	63%	17%	26%
Acquirer absolute price performance										
1-day	(2%)	n/a	n/a	0%	(0%)	(5%)	3%	1%	1%	2%
30-day	(5%)	n/a	n/a	(12%)	13%	(15%)	14%	(3%)	(3%)	(1%)
Acquirer relative price performance to AMZ										
1-day	(3%)	n/a	n/a	(1%)	1%	(7%)	5%	1%	1%	1%
30-day	(1%)	n/a	n/a	(9%)	14%	(13%)	8%	(1%)	(1%)	0%

Date	May 2018	Jun. 2018	Jul. 2018	Aug. 2018	Sept. 2018	Oct. 2018	Oct. 2018	Oct. 2018	Nov. 2018	Nov. 2018
Acquirer	Cheniere Energy Partners	OCI N.V.	ArcLight Capital Partners	Energy Transfer Equity	Dominion Energy	Antero Midstream GP	Valero Energy	EnLink Midstream	Western Gas Equity Partners	Equitrans Midstream Corp
Target	Cheniere Energy Holdings	OCI Partners LP	Trans-Montaigne Partners	Energy Transfer Partners	Dominion Midstream Partners	Antero Midstream Partners	Valero Energy Partners	EnLink Midstream Partners	Western Gas Partners	EQGP Holdings
% equity	100%	0%	0%	100%	100%	90%	0%	100%	100%	0%
% acq.	8%	12%	80%	34%	39%	100%	34%	78%	69%	9%
Acquirer absolute price performance										
1-day	(1%)	(0%)	n/a	3%	(0%)	9%	(10%)	(2%)	(6%)	(3%)
30-day	8%	(4%)	n/a	(4%)	1%	(13%)	(23%)	(29%)	(10%)	(13%)
Acquirer relative price performance to AMZ										
1-day	(2%)	1%	n/a	0%	(1%)	8%	(10%)	(1%)	(6%)	(2%)
30-day	9%	(1%)	n/a	(5%)	11%	(3%)	(15%)	(19%)	0%	(4%)

Source: Company filings
Disclaimer: The MLP buy-in metrics above are presented merely for reference purposes only. The transactions included above represent selected master limited partnership buy-in transactions J.P. Morgan did not attempt to identify all master limited partnership buy-in transactions that may be relevant for this analysis, and none of the selected transactions is identical to any transaction that the board may be considering.

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Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Appendix | Additional buy-in of APU considerations C O N F I D E N T I A L UGI summary status quo financial projections Commentary Estimates based on FYE 9/30 EBITDA, D&A, capital expenditures and dividends per share projections based on equity research consensus projections as of 1/23/19 Implied EPS in-line with company guidance (FY 2019E of $2.75 - $2.95) and equity research consensus projections Tax assumptions per management guidance EBITDA ($mm) Cash flow from operations ($mm)1 $1,649 $1,699 $1,510 $1,566 $1,325 $1,160 $1,276 $1,085 FY 2018A FY 2019E FY 2020E FY 2021E FY 2018A FY 2019E FY 2020E FY 2021E EPS ($ / share) Dividend per share ($ / share) $3.10 $3.21 $2.74 $2.88 $1.02 $1.12 $1.19 $1.25 FY 2018A FY 2019E FY 2020E FY 2021E FY 2018A FY 2019E FY 2020E FY 2021E Source: Company filings; Equity research consensus projections as of 1/23/19 1 Cash flow presented on a fully consolidated basis U G I 11

Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Appendix | Additional buy-in of APU considerations C O N F I D E N T I A L APU summary status quo financial projections Commentary Estimates based on FYE 9/30 EBITDA, D&A, capital expenditures and tax projections based on equity research consensus projections as of 1/23/19 LP distribution per unit is held flat at $3.80 per management guidance EBITDA ($mm) Maintenance capex ($mm) $606 $629 $633 $642 $53 $55 $57 $58 FY 2018A FY 2019E FY 2020E FY 2021E FY 2018A FY 2019E FY 2020E FY 2021E Distributable cash flow ($mm) LP distribution per unit ($ / unit) $3.80 $3.80 $3.80 $3.80 $389 $403 $403 $408 FY 2018A FY 2019E FY 2020E FY 2021E FY 2018A FY 2019E FY 2020E FY 2021E Total 0.97x 0.99x 0.99x 1.00x coverage Source: Company filings; Equity research consensus projections as of 1/23/19 U G I 12

Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis
Appendix | Additional buy-in of APU considerations
CONFIDENTIAL

Illustrative buy-in of APU by UGI transaction assumptions and sources and uses

Assumes illustrative 10% premium to APU public unitholders, 83% equity and 17% debt consideration

Transaction assumptions

- Analysis reflects updated stock / unit prices, more fully developed tax analysis and updated consensus estimates
- Assumes transaction is effective in the beginning of FY 2019E (10/1/18)
- Assumes an illustrative 10% premium to APU's unit price of $30.40 as of 1/23/19 for a total equity purchase price of $2,314mm
  - Assumes UGI purchases 69.2mm APU units that it does not currently own
  - Assumes 34.6mm UGI shares are issued at $55.63 (price as of 1/23/19)
- Assumes no synergies
- Assumes net income attributable to NCI associated with APU and tax savings associated with basis step-up are taxed at 27.6%
- Assumes 6% interest rate on newly issued transaction debt per management guidance
- Assumes APU long-term debt remains outstanding at close
- Taxes and tax basis step-up per management guidance

UGI ownership[1]


Current UGI shareholders
New APU unitholders
Standalone
100%
UGI ownership
16%
84%

Sources and uses ($mm)

Sources	
Equity issued to APU	$1,925
Incremental debt issued	389
UGI balance sheet cash	15
Total sources	**$2,329**

Uses	
Purchase price	$2,314
Fees / expenses	15
Total uses	**$2,329**

Source: Company filings; Equity research consensus projections as of 1/23/19
[1] Based on UGI current diluted shares outstanding

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Private and confidential – illustrative and for discussion purposes only
Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis
Appendix | Additional buy-in of APU considerations
CONFIDENTIAL

Incremental cash flow to UGI

Assumes illustrative 10% premium to APU public unitholders, 83% equity and 17% debt consideration

Cash effect of transaction ($mm)

	FY 2019E	FY 2020E	FY 2021E
Current third party APU payout			
APU third party LP units outstanding	69.2	69.2	69.2
Distribution per LP unit	$3.80	$3.80	$3.80
Distributions saved	**$263**	**$263**	**$263**
(-) Taxes on incremental APU ownership[1]	($59)	($79)	($79)
(+) Annual tax savings from incremental inherited DD&A	19	26	22
(+) Annual tax savings from basis step-up – ADS	52	91	91
(-) Incremental taxes resulting from 163(J) limitations	0	0	0
(-) Incremental taxes resulting from FTC limitations due to section 861	(2)	(2)	(2)
(+) tax shield on incremental transaction debt	6	6	6
(-) NOL limitation	0	0	0
Incremental tax saved / (paid)	**$16**	**$43**	**$38**
Dividends on pro forma equity consideration			
UGI shares issued to APU third party LP unit holders	34.6	34.6	34.6
Dividend per share	$1.12	$1.19	$1.25
Incremental dividends paid	**($39)**	**($41)**	**($43)**
Memo: pro forma common share count	*208.5*	*208.5*	*208.5*
Incremental interest expense on new debt			
Interest expense on incremental debt	**($23)**	**($23)**	**($23)**
Cash effect of transaction	**$217**	**$241**	**$235**
Cumulative cash balance effect of transaction	**$217**	**$458**	**$693**

Source: Company filings; Equity research consensus projections as of 1/23/19; PWC
Note: Basis step-up based on ~74% UGI does not own; 90% of basis step-up assumed to be depreciable; Subject to change per ongoing UGI and PWC internal analysis
[1] Defined as income before depreciation and ordinary gain

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Private and confidential – illustrative and for discussion purposes only Analysis subject to change based on revised financials and conclusions of UGI and PWC tax analysis Appendix | Additional buy-in of APU considerations C O N F I D E N T I A L UGI’s relative earnings mix Based on management projections Utilities Domestic propane International propane Midstream UGI standalone (based on FY 2019E earnings) UGI + APU pro forma (based on FY 2019E earnings) 19% 24% 21% 26% Total propane Total propane exposure: 50% exposure: 60% 26% 17% 33% 34% Total propane Total propane Pro forma earnings mix 19% 18% 18% 26% 27% 29% 34% 33% 31% 21% 22% 22% 2019E 2020E 2021E Source: UGI projections through 2021 as provided by UGI management Note: Based on net income estimates; Domestic propane adjusted for net income attributable to non-controlling interests; Pro forma exposure adjusts net income attributable to non-controlling interests by pro forma ownership and ignores effects of consideration mix for potential transaction U G I 15